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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT
                              --------------------



The Shareholders and Board of Directors
RCSB Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of RCSB Financial, Inc. of our report dated June 7, 1996 relating to the statements of net assets available for benefits of the Rochester Community Savings Bank Employee Investment and Stock Ownership Plan as of December 31, 1995 and 1994 and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1995 annual report on Form 11-K of the Rochester Community Savings Bank Employee Investment and Stock Ownership Plan; and we consent to incorporation by reference in the registration statement on Form S-8 of RCSB Financial, Inc. of our report dated December 18, 1995 relating to the consolidated statements of condition of RCSB Financial, Inc. and Subsidiaries as of November 30, 1995 and 1994 and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended November 30, 1995, which report hs been incorporated by reference in the November 30, 1995 annual report on Form 10-K of RCSB Financial, Inc. Our report refers to changes in accounting for mortgage servicing rights in 1995; and postretirement benefits and income taxes in 1994.

/s/ KPMG Peat Marwick LLP

Rochester, New York
August 9, 1996